Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256 / Cell (787) 685-4229
alan.cohen@firstbankpr.com
FIRST BANCORP RECEIVES $2.4 BILLION FROM DORAL FINANCIAL CORPORATION
•	Receipt of Approximately $2.4 Billion Significantly Reduces Secured Commercial Loans to Doral

•	Loan Repayments Improve FirstBank’s Capital Ratio
San Juan, Puerto Rico, May 31, 2006 — First BanCorp (NYSE:FBP) today announced that its subsidiary, FirstBank, has received a cash payment from Doral Financial Corporation of approximately $2.4 billion, substantially reducing the balance of approximately $2.9 billion in secured commercial loans outstanding to Doral. The commercial loans resulted from First BanCorp’s previously-announced revised classification of several mortgage-related transactions with Doral.
The cash payment by Doral Financial has reduced the remaining balance of the commercial loans to Doral to approximately $450 million. First BanCorp’s management expects additional accelerated payments by Doral, which will further reduce the outstanding balance prior to the close of the second quarter of 2006. As previously announced, the loans had been recorded as purchases of residential real estate loans from Doral by FirstBank, and subsequently reclassified as commercial loans secured by mortgages. FirstBank has executed loan documents related to its secured loans to Doral, which provide for a floating interest rate up to a maximum of 7 1/2% on the remaining balance of $450 million on the secured loans.

In connection with the agreement providing for Doral’s repayment of the loans, FirstBank and Doral have entered into a sharing arrangement with respect to certain profits or losses that Doral incurs as part of the sales of the mortgages that previously collateralized the commercial loans. FirstBank has agreed to reimburse Doral for 40% of the net losses incurred by Doral as a result of sales of the mortgages, subject to certain conditions and subject to a maximum reimbursement of $9.5 million, which will be reduced proportionately to the extent that Doral does not sell the mortgages. Doral Financial will share with FirstBank the profits, if any, received from any subsequent sales of the mortgages, in the same proportion as FirstBank shares in the losses.
The $2.4 billion payment by Doral will result in the reduction of an equal amount of assets requiring risk-weighting at the 100% level, thereby increasing FirstBank’s capital ratio by approximately 240 basis points and strengthening the bank’s status as a well-capitalized institution, within the meaning established by the Federal Deposit Insurance Corporation (FDIC). FirstBank expects to use a substantial amount of the proceeds of the loan repayments to repay outstanding brokered certificates of deposit that mature between now and the fourth quarter of 2006.
“We are very pleased with this transaction which substantially reduces our loan concentration with Doral and addresses a primary regulatory concern,” said Luis Beauchamp, First BanCorp’s President and CEO. “The loan repayments allow the Corporation to execute its business and capital plans and continue to pursue its ongoing business strategy.”
First BanCorp also announced that it plans to file in the summer of 2006 an amended annual report on Form 10-K for the fiscal year ended December 31, 2004. Thereafter, First BanCorp expects to file its financial statements for the interim periods in 2005 and the first quarter of 2006 and its annual report on Form 10-K for the fiscal year ended December 31, 2005.
About First BanCorp
     First BanCorp is the parent corporation of FirstBank Puerto Rico, a state chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank

Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 139 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
     This press release may contain certain “forward-looking statements” concerning the Corporation’s economic future performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made and to advise readers that various factors, including the interest rate risk relating to the secured loans to Doral, the continued repayment by Doral of its outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, its ability to issue brokered certificates of deposit, its liquidity, the results of the Corporation’s continuing review of the accounting judgments reflected in its historical financial statements, the impact of the announced restatement on the Corporation’s customers and lenders, the ability to fund operations, changes in the interest rate environment, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected.
     The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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